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                                                                      EXHIBIT 16


                               [KPMG LETTERHEAD]


Securities and Exchange Commission
Washington, D.C. 20549

May 7, 2001

Ladies and Gentlemen:

We were previously principal accountants for Emergent Information Technologies, Inc. and, under the date of April 11, 2001, we reported on the consolidated financial statements of Emergent Information Technologies, Inc. and subsidiaries as of and for the years ended December 31, 2001 and 2000. On May 3, 2001, our appointment as principal accountants was terminated. We have read Emergent Information Technologies, Inc.'s statements included under Item 4 of its Form 8-K dated May 7 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the change was approved by the Audit Committee and that Ernst & Young, LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.


Very truly yours,

/s/ KPMG LLP